Exhibit 10.1

May 3, 2021

Scott Kelley, M.D.

[...***...]

Re:      Severance Agreement

Dear Scott:

This letter confirms the terms and provisions of a severance agreement  (the “Agreement”)  between you and Flexion Therapeutics, Inc. (the “Company”) related to your termination for “Good Reason,” effectuated in accordance with the Letter Agreement between you and the Company dated “as of January 1, 2018” (the “Letter Agreement”).

1.
Separation.  Your last day of work with the Company and your employment termination date will be May 31, 2021 (the “Separation Date”).
2.
Accrued Salary.  The Company will pay you all accrued salary and accrued unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
3.
Benefit Plans. If you are currently participating in the Company’s group health and dental insurance plans, your participation as an employee will end on the Separation Date.  You will receive, under separate cover, information concerning your right to continue your health and dental insurance benefits after that date in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”).  If applicable, your participation in Company-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of the Separation Date.  Deductions for the 401(k) Plan will end with your last regular paycheck (i.e., the paycheck you receive on the Separation Date).  You will receive information by mail concerning 401(k) Plan rollover procedures should you be a participant in this program.
4.
Severance Benefits.  In consideration for timely signing and returning this Agreement to the Company, and in compliance with the promises made herein and in the event you do not revoke your acceptance pursuant to Paragraph 14 below, and you continue to comply with your obligations under the Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement dated August 23, 2017, then the Company will pay or provide to you, as severance:

(a)
the equivalent of fifteen (15) months of your base salary in effect on the Separation Date (being $447,744.46), which computes to $559,680.58 in total, subject to standard payroll deductions and withholdings (the “Salary Continuation”).  The Salary Continuation will be paid in a series of equal bi-weekly installments of $17,220.94 for 32 pay periods and $8,610.50 for one pay period on the Company’s ordinary payroll schedule from and after the Separation Date over a fifteen (15) month period following the Separation Date (the “Severance Period”); provided, however that no payments will be made prior to June 25, 2021.  On June 25, 2021 the Company will pay you in a lump sum the Salary Continuation you would have received on or prior to such date under the original schedule but for the delay while waiting for the June 25, 2021  payout day, with the balance of the Salary Continuation being paid as originally scheduled;
(b)
if you are eligible for and timely elect to continue your health and dental insurance coverage under the Company's group health plans under COBRA, the Company will pay the COBRA premiums for you and your eligible dependents until the earlier of (A) the end of the Severance Period, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any) (such period from your termination date through the earliest of (A) through (C), the “COBRA Payment Period”). You agree to promptly notify the Company if you become employed by another employer or self-employed through which you are eligible for health insurance during the COBRA Payment Period.  For purposes of this paragraph, references to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you elect health care continuation coverage (the "Health Care Benefit Payment"). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to you and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums (which amount shall be calculated based on your COBRA premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Payment Period or (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity.
5.
Tax Withholding and Section 409A.
a.
The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.
b.
Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. It is intended that each payment made under this Agreement shall be treated as a separate payment and the right to a series of payments under this Agreement is to be treated as a right to a series of separate payments and that all such payments satisfy, to the extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(9)(iii). For purposes of this Agreement, all references to employment termination and correlative phrases shall be construed to require a “separation from service” as defined in Section 1.409A-1(h).  In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

c.
Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
d.
Notwithstanding any other provision of this Agreement to the contrary, if at the time of your separation from service (as defined in Code Section 409A), you are a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).
6.
 Stock Options.  You were granted options to purchase shares of the Company’s common stock (the “Option”) and restricted stock units (“RSUs”) pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”).  Under the applicable terms of the Plan, your stock option grant notice, your stock option agreement, your restricted stock unit grant notice, and your restricted stock unit award agreement (collectively, the “Equity Documents”), vesting will cease as of the Separation Date. Your rights to exercise the Option as to any vested shares will be as set forth in the Equity Documents and you acknowledge that under the Plan, you must exercise your right to purchase any vested shares no later than the date that is three (3) months following the Separation Date. Any shares of common stock of the Company that you hold shall not be affected by your termination.

7.
Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of (i) any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account); (ii) monies contributed by you to your HSA account which shall remain yours; and (iii) monies contributed to your FSA account which you may use each in accordance with the respective plan rules and applicable law.
8.
Expense Reimbursements.  You agree that, within ten (10) days of the Separation Date, you will submit sign-in sheets, receipts and other documentation relating to all business expenses through the Separation Date.  The Company will reimburse you for any reasonable out-of-pocket business expenses that you incurred.Receipt of the severance benefits described in Paragraph 4 of this Agreement is expressly conditioned upon submission of Company expenses.
9.
Return of Company Property.  Within seven (7)  days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Christina Willwerth. Receipt of the severance benefits described in Paragraph 4 of this Agreement is expressly conditioned upon the timely return of all Company Property.
10.
Proprietary Information and Post-Termination Obligations.  You acknowledge and reaffirm your continuing obligations under the Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement dated August 23, 2017 (“Proprietary Information Agreement”) between you and the Company, the terms and condition which are incorporated herein by reference and remain in full force and effect for the full stated term therein, including, without limitation, your obligation not to use or disclose any confidential or proprietary information of the Company. A copy of the Proprietary Information Agreement is attached hereto as Exhibit A.  If you have any doubts as to the scope of the restrictions in your agreement, you should contact Mark Levine immediately to assess your compliance. As you know, the Company will enforce its contract rights.  Please familiarize yourself with the enclosed agreement which you signed. You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information.  You further understand and agree that your obligations under this paragraph are material terms of this Agreement, and that the

Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without affecting the validity or enforceability of the general release contain herein) in the event you breach any of your obligations under this paragraph.

11.
Confidentiality and Non-Disparagement.  The provisions of this Agreement will be held in strictest confidence by you and you agree not to disclose to anyone either directly or indirectly, any information regarding the existence or substance of this Agreement, except to your immediate family, attorneys, accountants, auditors, tax preparation professionals, and financial advisors, provided that they agree to keep such information strictly confidential.  This includes, but is not limited to, present or former employees of the public or other members of the public.  You further agree not to make or publish any written or oral disparaging or defamatory statements regarding the Company, and its current and former attorneys, officers, directors, managers, partners, employees, agents and affiliates.  You understand and agree that your obligations under this paragraph are material terms of this Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without affecting the validity or enforceability of the general release contain herein) in the event you breach any of your obligations under this paragraph.  Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
12.
Cooperation through and after Termination.  You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company through your Separation Date, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours. Prior and subsequent to your Separation Date, you agree to complete the review and approval of all outstanding publications and abstracts that you are a named author. If in the Company’s sole and absolute discretion you fail to adequately respond in the time frames set forth in any communication from the Company you agree the Company shall have sole and absolute discretion to remove you as an author from such publication or abstract.
13.
General Release.  In exchange for the consideration to be made by the Company to you as set forth in Paragraph 4 above, and the promises contained in this Agreement, to which you would not otherwise be entitled in the absence of your execution of this Agreement, you voluntarily and of your own free will, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their present or former officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•
has allegedly violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•
has allegedly violated the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Equal Pay Act; the Americans With Disabilities Act of 1990 as amended; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; the National Labor Relations Act; the Immigration Reform Control Act, as amended; the Occupational Safety and Health Act, as amended; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; or other federal or state law, regulation, ordinance, or any, public policy, tort or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel); or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this Agreement is executed.  Also excluded from this Agreement and General Release are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, communicating and/or cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agency/ies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  Moreover, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.  Further, this General Release does not release any claims you may have for the Company’s breach of any of the terms and provisions of this Agreement.

14.
Your Acknowledgments and Affirmations.  You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended.  You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties.  You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

15.
Effective Date of Agreement.  You will be afforded up to twenty-one (21) days to consider the meaning and effect of this Agreement.  You are advised to consult with an attorney and you acknowledge that you have had the opportunity to do so.  You agree that any modification, material or otherwise do not restart or affect in any manner the original 21-day consideration period for the severance proposal made to you.  If you do not sign and return this Agreement within the dates set forth below, the Company’s offer to provide you with the monies and/or other benefits set forth herein will expire.  You may revoke this Agreement for a period of seven (7) calendar days following the date you execute this Agreement.  Any revocation within this period must be submitted, in writing, to Mark Levine and state, “I hereby revoke my acceptance of the Agreement.” The revocation must be personally delivered to Mark Levine, General Counsel, Flexion Therapeutics, Inc., 10 Mall Road, Suite 301, Burlington, MA 01803, or mailed to him first class mail and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, or the state in which you reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
16.
No Admission. You agree that neither this Agreement, nor the furnishing of consideration for this Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability, wrongdoing or unlawful conduct of any kind, including, but not limited to, any violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
17.
Breach. You agree that upon any breach of this Agreement, you will forfeit all amounts or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Paragraphs 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Paragraphs of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of those Paragraphs  is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching those Paragraphs.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

18.
Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of Massachusettsas applied to contracts made and to be performed entirely within Massachusetts.
19.
Indemnification.   The terms of the Indemnity Agreement between you and the Company dated January 1, 2018 shall remain in effect in accordance with its terms and provisions.  A copy of the Indemnity Agreement is attached hereto as Exhibit B, the terms and provisions of which are specifically incorporated herein.

I wish you good luck in your future endeavors.

Sincerely,

By: /s/ Christina Willwerth

Christina Willwerth

Chief Strategy Officer

Head of Human Resources

I, Scott Kelley, M.D., have been advised in writing that I have until June 3, 2021 a period of more than 21 days to consider whether to sign this Agreement but that I cannot sign it prior to May 31, 2021, and to consult with an attorney prior to the execution of this Agreement, which I received on May 3, 2021.

Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph 4 above, I knowingly, and after due consideration, enter into this Agreement, intending to waive, settle, and release all claims I have or might have against the Company, its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns.

/s/ Scott Kelley, M.D.

Scott Kelley, M.D.

June 3, 2021

Date

Exhibit A - Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement

Exhibit B - Indemnity Agreement